Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT by and between CRACKER BARREL OLD COUNTRY STORE, Inc., a Tennessee corporation (the “Company”), and ___________ (“Executive”) is dated as of _________________.

W I T NE S S E T H

WHEREAS, the Company wishes to attract and retain well-qualified executives and key personnel and help ensure continuity of management in the event of any actual or threatened Change of Control (as defined below) of the Company;

WHEREAS, to achieve this purpose, the Compensation Committee of the Board of Directors of the Company (the “Committee” and “Board”, respectively) has approved this Agreement as being in the best interests of the Company and its shareholders.

NOW, THEREFORE, it is mutually agreed as follows:

1.             Operation and Term of Agreement. The “Effective Date of this Agreement” or “Effective Date” shall be the business day immediately preceding the date on which a Change of Control occurs.  This Agreement shall be of indefinite term, but the Company may terminate this Agreement at its discretion and without liability to Executive if (i) the Company provides Executive with written notice at least one year prior to the effective date of termination, (ii) at the time such notice is given, neither the Company nor the Board has received any proposal or indication of interest from a party regarding, nor is the Company or the Board then pursuing, considering, or negotiating, any transaction which, if consummated, would be reasonably likely to result in a Change of Control; and (iii) the termination applies not only to this Agreement, but to all similar agreements that the Company has in place with all officers of the Company at the same level as Executive (i.e., Vice President, Senior Vice President, Executive Vice President, President or Chief Operating Officer).  Following a termination of this Agreement in accordance with this Section 1, this Agreement shall thereafter be null and void and of no further effect.

2.             Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a)           An acquisition of any shares of stock of the Company by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan (or related trust) of the Company or any of its subsidiaries, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of the then outstanding voting securities or the combined voting power of the then outstanding voting securities of the Company (or any successor to all or substantially all of the Company’s assets).

(b)           The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that if the election, or the nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 2/3 of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c)           Consummation of any reorganization, merger, cash tender or exchange offer, or other business combination to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination:  (1) the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination are the beneficial owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”); (2) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their affiliates) is the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (3) the individuals who were members of the Incumbent Board (excluding, for the avoidance of doubt, any person who would not be considered a member of the Incumbent Board pursuant to Section 1.3(b) above) immediately prior to the execution of the initial agreement, or to the action of the Board, providing for such Business Combination constitute at least a majority of the members of the board of directors of the Successor Entity; or

(d)           Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.             Employment.

(a)           The Company hereby agrees to continue Executive in its employ during the entirety of the Employment Period (defined below), to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by Executive during the 90-day period immediately prior to the Effective Date of this Agreement. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement or cause Executive to be in violation of any formal policy of the Company (including, but not limited to, the Code of Business Conduct and Ethics of the Company), it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date of this Agreement shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

(b)           Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, prior to the Effective Date of this Agreement and except as otherwise provided herein, may be terminated by either Executive or the Company at any time. Moreover, except as provided in Section 5(c) below, if prior to the Effective Date of this Agreement, Executive’s employment with the Company terminates, then Executive shall have no further rights under this Agreement. In addition, no reference in this Agreement regarding Executive holding any future position or title within the Company shall imply any obligation on the part of the Company, the Committee or the Board to grant such position or title to Executive.

(c)           “Employment Period” shall mean the period commencing on the Effective Date of this Agreement and ending on the second anniversary of the date the Change of Control occurs.

4.             Compensation, Compensation Plans, Benefits and Perquisites. During the Employment Period, Executive shall be compensated as follows:

(a)           Executive shall receive an annual salary at a monthly rate at least equal to the highest monthly base salary paid or payable to Executive by the Company during the 24 calendar months immediately prior to the Effective Date, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company’s regular practices. Annual salary shall not be reduced after any such increase, and the term “salary” as utilized in this Agreement shall refer to such annual salary as increased.

(b)           Executive shall be eligible to participate, at the highest target percentage rate or target participation level in which he/she participated during the 12 months immediately prior to the Effective Date, in the Company’s bonus and other cash and equity incentive compensation plans (whether now or hereinafter in effect).  The Company shall not terminate or eliminate an incentive compensation plan applicable to Executive during the 12-month period immediately prior to the Effective Date (notwithstanding any terms of such plan that otherwise allows the same to be terminated or eliminated) unless the Company replaces it with an incentive compensation plan pursuant to which Executive’s target incentive compensation opportunity and reasonable expectation of realizing the same will be at least equal to his/her opportunity and expectation under the terminated or eliminated plan.  Similarly, the Company shall not modify any incentive compensation plan applicable to Executive during the 12 month period immediately prior to the Effective Date (notwithstanding any terms of such plan that otherwise allows the same to be modified) if the modification would materially diminish Executive’s ability to earn target incentive compensation at least equal to his/her target incentive compensation opportunity (and the same reasonable expectation of realizing the same) as was in effect during the 12 month period immediately prior to the Effective Date.

(c)           Executive shall be entitled to receive, at no greater cost to Executive than the cost paid or payable by him/her immediately prior to the Effective Date, at least the same employee benefits and perquisites that he/she was receiving (or was authorized to receive but elected not to receive), and to participate in any benefit or perquisite plan in which he/she was participating (or in which he/she was authorized to participate but elected not to do so), in each case at any time during the 12 month period immediately prior to the Effective Date. For as long as Executive is entitled to receive an employee benefit or perquisite under this Agreement, the Company shall not modify or terminate any benefit or perquisite plan applicable to Executive (notwithstanding any terms of such plan that otherwise allows the same to be modified or terminated) unless (A) the Company replaces the plan so modified or terminated with a plan under which Executive, at no greater cost to Executive, receives and/or is eligible to receive the benefits and perquisites at least equal in all respects to those provided to him/her under the modified or terminated plan, (B) in the case of a modified plan, the modification results in  Executive, at no greater cost to him/her, receiving and/or being eligible to receive benefits and perquisites at least equal to those provided to him/her prior to such modification. For the avoidance of doubt, the Company shall not be permitted to pay Executive cash or other consideration in lieu of a benefit or perquisite as required under this paragraph without Executive’s prior express consent in each instance.

5.             Termination.

(a)           The term “Termination” shall mean termination by the Company of the employment of Executive with the Company for any reason other than death, Disability or Cause (as defined below), or, subject to Section 5(b), resignation by Executive upon the occurrence of any of the following events (“Good Reason Events”):

(i)           A material adverse reduction in title or the nature or scope of Executive’s authority, duties or responsibilities from those referred to in Section 3 or as enjoyed or carried out by Executive in the 12 months prior to the Effective Date;

(ii)          A relocation of Executive or a relocation of the principal offices of Executive’s workplace to a location that requires Executive to commute more than one hour from Executive’s principal residence as of the Effective Date, or if Executive’s commute as of the Effective Date is already greater than one hour from his/her residence, that increases Executive’s average commute by more than an additional 15 minutes each way;

(iii)         A reduction in the compensation, compensation plans, benefits or perquisites from those to be provided to Executive under Section 4, or the breach by the Company of any other provision of this Agreement;

(iv)         The failure of any successor to the Company to assume this Agreement or a material breach of this Agreement by the Company or its successors;

(v)          A change in organizational structure which results in Executive no longer serving in his/her role for the most senior parent company resulting from and immediately following a Change of Control; or

(vi)         As a result of a Change of Control, Executive is unable to exercise the authorities, powers, function or duties attached to his/her position in a manner commensurate with the authority being exercised and duties being performed by Executive during the 90-day period immediately prior to the Effective Date of this Agreement.

(b)           Any good-faith determination made by Executive that he/she is entitled to invoke any of the provisions of Section 5(a) shall be binding and conclusive for all purposes.  Notwithstanding the foregoing, Executive shall not be entitled to invoke Termination rights (i) for the reasons set forth in Sections 5(a)(ii), 5(a)(iii), 5(a)(iv) or 5(a)(v) except in a written notice provided at least 15 days in advance of the effective date of Termination, or (ii) for the reasons set forth in Sections 5(a)(i) or 5(a)(vi) except in a written notice provided no earlier than 60 days following the Effective Date, and then giving the Company at least 30 days of notice between the date of such notice and the effective date of Termination.  The Company may waive such 15 or 30 day notice periods, as the case may be, in whole or in part, at its discretion, in which case the Company shall not be obliged to pay Executive in respect of the time so waived.

(c)           Notwithstanding anything in this Agreement to the contrary, if Executive’s employment is terminated within the period beginning 90 days prior to the first public announcement of an intended Change of Control (or if none, then the date that is 90 days prior to the date the Change of Control occurs) and ending on the date the Change of Control occurs, and Executive reasonably demonstrates that such termination was in connection with the Change of Control, then for all purposes of this Agreement, a Termination shall be deemed to have occurred, and the date of the Change of Control shall be deemed to mean the date immediately prior to the date of such termination of employment.

(d)           The term “Cause” means:   (i) Executive’s personal dishonesty or willful misconduct in connection with any material aspect of his/her duties to the Company; (ii) Executive’s material breach of a fiduciary duty; (iii) Executive’s conviction for, or pleading guilty or no contest to, any felony or crime involving moral turpitude; or (iv) Executive’s willful or intentional misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company.

(e)           For purposes of this Agreement, Executive shall be deemed to have a “Disability” (and to be “Disabled”) if he/she has been determined by the Incumbent Board based on competent medical evidence, to have a physical or mental disability that renders him/her incapable, after reasonable accommodation by the Company, of performing his/her duties under Section 3 of this Agreement.

(f)            During the 90 days following a Termination of Executive’s employment and provided that Company has performed all obligations required to have been performed during such time period and has acknowledged in writing that it will continue such performance, Executive shall provide such assistance and cooperation as the Company may reasonably require to transfer knowledge and otherwise assist in a transition of Executive’s responsibilities to one or more other individuals designated by the Company, provided, however, that (i) all such assistance and cooperation shall be provided at times that are mutually convenient to Executive and the Company, (ii) Executive shall not be required to spend more than 20 hours in the aggregate during the 90 day period providing such assistance.

6.             Termination Payments.

(a)           In the event of a Termination of Executive during the Employment Period, and in addition to paying Executive any salary, benefits and vacation time that are unpaid as of the Termination date, the Company shall pay to Executive and provide him with the following (the “Termination Payments”):

(i)           A lump-sum cash payment equal to (A) the sum of (X) Executive’s Base Salary (as defined below) plus (Y) Executive’s Annual Bonus (as defined below), multiplied by (B) the Applicable Factor (defined below);

(ii)          A lump-sum cash payment equal to Executive’s Annual Bonus (as defined below) in respect of the fiscal year of termination, prorated based on the number of days worked by Executive during such fiscal year;

(iii)         A lump-sum cash payment equal to Executive’s actual bonus in respect of the fiscal year prior to the fiscal year of termination under the bonus plan applicable to such prior fiscal year (but subject to Section 4(b)), if and to the extent such bonus was not already paid to Executive; and

(iv)         Continued Benefits and Perquisites (as defined below) for the Applicable Continuation Period (as defined below) following the Termination.  If applicable law or the express terms of a plan pursuant to which any Benefits and Perquisites is provided prohibit the Company from providing the same to Executive, or his/her dependents, beneficiaries and estate because he/she is no longer an employee of the Company, the Company itself shall, at a cost no greater to Executive, his/her dependents, beneficiaries or estate, arrange to provide such Benefits and Perquisites to Executive, his/her dependents, beneficiaries or estate through an alternate plan or arrangement reasonably acceptable to Executive, his/her dependents, beneficiaries or estate. For the avoidance of doubt, the Company shall not be permitted to pay Executive, his/her dependents, beneficiaries or estate cash or other consideration in lieu of such Benefits and Perquisites without Executive’s, his/her dependents’, beneficiaries’ or estate’s prior express consent in each instance.

(b)           Unless more favorable treatment is set forth in any applicable equity plans or award agreements related thereto, each Long-Term Incentive Award (defined below) previously granted to Executive that is unvested as of the Effective Date shall be determined and converted into cash on the Effective Date pursuant to the terms of Exhibit B.  Such cash (together with interest that shall have accrued on such amount each month from the Effective Date to the payment date at a rate equal to one and one-half percent (1.5%) over the ten (10) year Treasury Bill rate (stated as a monthly rate) in effect as of the beginning of such calendar month, such amount to be compounded monthly) shall thereafter be paid out to Executive on earliest to occur of (i) the date of Executive’s Termination, (ii) the date(s) on which the underlying Long-Term Incentive Award would have otherwise vested or been paid (including if subject to a legally binding deferral election), or (iii) the date that is two (2) years following the Effective Date, provided, in the case of (ii) and (iii), that Executive shall have remained employed with the Company or its Successor Entity at all times prior to such date(s) (unless, with respect to any Long-Term Incentive Award providing accelerated vesting in the event of a retirement, Executive retires), in each case subject to any applicable withholdings and Section 9(e) or any applicable deferral elections regarding Long-Term Incentive Awards subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)           For purposes of this Agreement, the following terms shall be defined as follows:

(i)           “Base Salary” means Executive’s annual salary in effect under and in accordance with Section 4(a) immediately prior to the date of Termination (or, if greater, before the occurrence of circumstances giving rise to Good Reason) ;

(ii)          “Annual Bonus” means Executive’s target annual cash bonus in effect under and in accordance with Section 4(b) for the fiscal year of Termination (or, if greater, before the occurrence of circumstances giving rise to Good Reason);

(iii)         “Benefits and Perquisites” means the benefits and perquisites which Executive was receiving or entitled to receive under and in accordance with Section 4(c) immediately prior to the date of Termination (or, if greater, before the occurrence of circumstances giving rise to Good Reason), and subject to the same limitations and restrictions (e.g., regarding the modification and termination of plans, benefits and perquisites) as set forth in Section 4(c);

(iv)         “Applicable Factor” means the multiplier corresponding to Executive’s position within the Company at the date of Termination, as set forth in Exhibit A hereto;

(v)          “Applicable Continuation Period” means the period of time corresponding to Executive’s position within the Company at the date of Termination, as set forth in Exhibit A hereto; and

(vi)         “Long-Term Incentive Award” means any award of cash, stock or restricted stock, stock options, restricted stock units, phantom stock or stock appreciation rights, the vesting of which is subject to the passage of time of more than 12 months or the achievement of any performance criteria measured over a performance period of more than 12 months.  For the avoidance of doubt, the Annual Bonus is not a Long-Term Incentive Award.

(d)           The Termination Payments and the vesting and payout of Long-Term Incentive Awards under this Agreement shall be in lieu of and subject to offset for any termination, severance or similar payments and benefits provided to Executive under any employment agreement or severance plan or policy of the Company to which Executive may be a party or under which he/she may be covered.  Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Agreement shall affect or limit Executive’s right to receive (i) payment of any compensation or the issuance of any securities which Executive deferred under any deferred compensation plan of the Company, or (ii) any amounts due or belonging to Executive under any retirement program, employee stock purchase plan, or 401(k) plan, each of which shall be subject to the terms of such arrangements, including any deferral elections made thereunder.

(e)           The Company and Executive are parties to that certain Severance Agreement of even date herewith (the “Severance Agreement”), which establishes certain obligations of the parties regarding termination payments and other benefits to which Executive would be entitled in connection with a Termination of Executive’s employment outside the Employment Period.  The Company and Executive acknowledge and agree that it is the intent of the parties that this Agreement shall take precedence over the Severance Agreement in connection with the matters set forth herein.  Without limiting the foregoing, if Executive is entitled to receive Termination Payments and other benefits pursuant to this Agreement in connection with the Termination of Executive’s employment with the Company during the Employment Period, then Executive shall be entitled to receive such Termination Payments and other benefits as set forth herein and not termination payments pursuant to the Severance Agreement, and neither party shall argue that the rights of the Company or Executive, nor any Termination Payments or other benefits to which the Executive may be entitled, pursuant to this Agreement shall be limited or superseded by anything set forth in the Severance Agreement.

(e)           Unless otherwise required under Section 9(e) of this Agreement, all Termination Payments shall be made or commence within 30 days following the date of Termination.

(f)            Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs, which does not constitute a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), or the lump sum payment of any portion of the Termination Payments is prohibited by Section 409A of the Code, then the portion of the Termination Payments that constitute deferred compensation subject to Section 409A of the Code shall be paid to Executive in installments over the same period as provided for in any severance agreement or policy applicable to Executive with regard to a Termination which occurs outside of the Employment Period.

7.             Obligations of Executive.  In consideration for the benefits offered to Executive under this Agreement and in consideration of Executive’s continued employment with the Company as of the date of this Agreement’s execution, Executive hereby agrees to the following terms and conditions:

(a)           Confidentiality.  During Executive’s employment following the Effective Date and following any termination of Executive’s employment for whatever reason thereafter, Executive shall strictly maintain the confidentiality of Company marketing, financial, strategic planning, proprietary or other information which is not generally known to the public.  Executive acknowledges that, as a result of his/her employment by the Company, Executive has or will become familiar with and acquire knowledge of confidential information and certain trade secrets that are special, unique and extraordinarily valuable assets of the Company.  Executive agrees that all such confidential information and trade secrets are the property of the Company and that following the termination of Executive’s employment for any reason, all confidential information and trade secrets shall be considered to be proprietary to the Company and kept as the private records of the Company and will not be divulged to any firm, individual, or institution, or used to the detriment of the Company.  None of the foregoing confidentiality obligations are intended to, nor shall they, prohibit Executive from communicating with any governmental agency.

(b)           Return of Company Property.  Upon termination of Executive’s employment for whatever reason following the Effective Date Executive shall return to the Company all Company property then in Executive’s possession or control, in good condition and repair (normal wear and tear excepted) including but not limited to keys, security cards and fobs, credit cards, furniture, equipment, automobiles, computer hardware and software, telephone equipment, and all documents, manuals, plans, equipment, training materials, business papers, personnel files, computer files or copies of the same relating to Company business which are in Executive’s possession or control.

(c)            Non-Compete.  During Executive’s employment following the Effective Date and for the shorter of (i) six months or (ii) the length of the Applicable Continuation Period following any termination of Executive’s employment for whatever reason after the Effective Date, Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in, any business within the United States that is engaging in the multi-unit restaurant business that offers full service family dining (“Restricted Business”).  Executive acknowledges that during the course of Executive’s employment with the Company, as a result of Executive’s position within the Company, Executive has and will become familiar with the Company’s trade secrets, personnel and other confidential information concerning the Company at a very high level and that Executive’s services have been and shall continue to be of special, unique, and extraordinary value to the Company. Nothing herein shall prohibit Executive from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation; or (ii) becoming employed, engaged, associated or otherwise participating with a separately managed division or subsidiary of a competitive business that does not engage in the Restricted Business (provided that Executive’s services are provided only to such division or subsidiary); or (iii) accepting employment with any federal or state government or governmental subdivision or agency.

(d)           Non-Solicit.  During Executive’s employment following the Effective Date and, following any termination of Executive’s employment for whatever reason thereafter, for the shorter of (A) twelve months or (B) the length of the Applicable Continuation Period, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) hire any Person who was an employee of the Company at any time during the twelve-month period immediately following the termination of Executive’s employment with the Company; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease or materially reduce doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company, its products or its personnel). Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from employing an individual (i) with the consent of the Company or (ii) who responds to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at an employee (or former employee, as described above) of the Company.

(e)           Executive agrees and acknowledges that the covenants set forth in this Section 7 are reasonable in scope and duration and necessary to protect the legitimate business interests of the Company and that the compensation payable hereunder is sufficient consideration therefor.  If any of the provisions of the covenants in this Section 7 is construed to be invalid or unenforceable in any respect, the same shall be modified as the court may direct in order to make such provision reasonable and enforceable, and such modification of the provision shall not affect the remainder of the provisions of the covenants, and such provision will be given the maximum possible effect and the modified Agreement will be fully enforceable.

8.              No Obligation to Mitigate Damages. Executive shall not be obligated to seek other employment or otherwise take steps to mitigate or reduce the amounts payable or arrangements provided for under this Agreement, and the obtaining of any such other employment shall not reduce any of the Company’s obligations under this Agreement.

9.             Excise Tax Avoidance; Section 409A.

(a)           Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit, vesting or distribution to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would but for this Section 9 be subject to the excise tax imposed by §4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Payments shall be either (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section 9 shall be made in writing in good faith by the Company's independent certified public accountants, appointed prior to any change in ownership (as defined under Code §280G(b)(2), and/or tax counsel selected by such accountants (the “Accounting Firm”) in accordance with the principles of §280G of the Code. In the event of a reduction of Payments hereunder, the Payments shall be reduced as follows: (i) first from cash payments which are included in full as parachute payments, (ii) second from equity awards which are included in full as parachute payments, (iii) third from cash payments which are partially included as parachute payments, and (iv) fourth from equity awards that are partially included as parachute payments. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. For purposes of making the calculations required by this Section 9, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 9. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(b)           If, notwithstanding any reduction described in this Section 9, the Internal Revenue Service (the “IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of the Payments as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.”  The Repayment Amount with respect to the Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized.  The Repayment Amount with respect to the Payments shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the Payments being maximized.  If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

(c)          Notwithstanding any other provision of this Section 9, if (i) there is a reduction in the Payments as described in this Section 9, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's Payments had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those Payments which were reduced pursuant to this subsection as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the Payments are maximized.

(d)           For the avoidance of doubt, Executive acknowledges he/she is solely responsible for the payment of any Excise Tax and that the Company will not reimburse or otherwise indemnify him for such amount.  Any reimbursements or repayments provided under this subsection shall be made strictly in accordance with Section 409A of the Code, including Treasury Regulation 1.409A-3(i)(1)(v).

(e)           It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary herein, if (i) on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.  Any payments delayed pursuant to this Section 9(e) shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.

(f)            Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(g)           To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

(h)           Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(i)            For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion, and in accordance with Section 409A.

(j)            This Agreement shall be interpreted in accordance with, and the Company and Executive will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date of this Agreement.

(j)            For purposes of the payment, provision of or reimbursement of medical benefits or premiums, the Company may treat the amounts paid by it for premiums as taxable to Executive or make such payments (less any required withholding) directly to Executive to the extent required to avoid adverse consequences to Executive or the Company under either Section 105(h) of the Code, or the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, the “PPACA”); provided, further, that the Company may modify or discontinue the continuation coverage contemplated by this Agreement to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the PPACA (to the extent applicable).

10.           No Set Off: Legal Fees. Except as provided in Section 6(d), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by or subject to any set-off counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. The Company shall pay and advance to Executive, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.  Notwithstanding the foregoing, in the event that the Company asserts a claim or counterclaim against Executive for Executive’s breach of the covenants set forth in Section 7 hereof, which claim is finally adjudicated in the Company’s favor, Executive shall reimburse Company any fees and expenses paid or advanced by the Company for Executive’s defense of such claim or counterclaim.

11.           Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he/she has filed in writing with the Company or, in the case of the Company, at its principal executive offices.

12.           Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or the laws of descent and distribution.

13.           Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Tennessee without regard to any conflict of laws provision thereof.

14.           Entire Agreement; Amendment.  Subject to Section 6(e), this Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding in connection with the matters set forth herein.  This Agreement may only be amended or canceled by mutual agreement of the parties in writing without the consent of any other person, and, so long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

15.           Arbitration. Any dispute or controversy between the Company and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected by the then President of the Tennessee Bar Association. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief or as required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Nashville, Tennessee or such other location to which the parties may agree. The Company shall pay the costs of the arbitration, including all fees and expenses of any arbitrator appointed hereunder.

16.           Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17.           Survival.  The obligations of the parties pursuant to Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 17 and 18, as applicable, shall survive the termination of Executive’s employment and any termination of this Agreement.

18.           Severability. In the event that any provision or portion of this Agreement shall he determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall he unaffected thereby and shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, as evidence of their mutual agreement Executive and Company have caused this Agreement to be executed as of the day and year first above written.

Cracker Barrel Old Country Store, Inc.	Executive

Name:	Name:
Title:

Exhibit A – Applicable Factors and Applicable Continuation Periods
Exhibit B – Determination and Conversion to Cash of Long Term Incentive Awards

[Signature Page to Change in Control Agreement]

Exhibit A

Applicable Factors and Applicable Continuation Periods

Title	Applicable Factor	Applicable Continuation Period

President & CEO	3X	2 Years from Termination

Executive Vice President	2X	2 Years from Termination

Sr. Vice President	2X	2 Years from Termination

Vice President	1.5X	2 Years from Termination

A-1

Exhibit B

Determination and Conversion to Cash of Long Term Incentive Awards

Definitions:

As used in this Exhibit B, the following terms have the following meanings:

A “Time-Based Award” means a Long-Term Incentive Award, the vesting or final calculation of which is contingent only on the passage of time.

A “Performance-Based Award” means a Long-Term Incentive Award, the vesting or final calculation of which is contingent, in whole or in part, on the Company’s achievement of one or more performance goals over a given performance period.

“Target Level” means (i) the target amount of cash, or the target number of stock options, stock appreciation rights, shares of stock, shares of restricted stock or restricted stock units, as the case may be, under a Performance-Based Award, and/or (ii) the target level of performance underlying a Performance-Based Award, in each case determined in accordance with the terms of the agreement, plan or award notice pursuant to which such Performance-Based Award was granted.

Time-Based Awards:

Stock Options and Stock Appreciation Rights

The cash value of any Time-Based Award of stock options or stock appreciation rights to be converted to cash under this Agreement shall be the product of (i) the number of shares of the Company’s common stock that are subject to such stock options or stock appreciation rights, multiplied by (ii) the difference of: (a) the closing price of a share of the Company’s  common stock on the principal trading market of such shares as reported by The Wall Street Journal as of the Effective Date (or, if the market is closed on that date, on the last preceding date on which the market was open for trading; or, if the stock of the Company is not publicly traded as of such date, the fair market value of such stock, as determined by the Board in good faith), minus (b) the applicable exercise prices of those stock options or stock appreciation rights.

Stock, Restricted Stock or Restricted Stock Units

The cash value of any Time-Based Award of shares of stock, restricted shares of stock, or restricted stock units to be converted to cash under this Agreement shall be the product of (i) the number of shares of the Company’s common stock represented by such award multiplied by (ii) the closing price of a share of the Company’s common stock on the principal trading market of such shares as reported by The Wall Street Journal as of the Effective Date (or, if the market is closed on that date, on the last preceding date on which the market was open for trading; or, if the stock of the Company is not publicly traded as of such date, the fair market value of such stock, as determined by the Board in good faith).

B-1

Performance-Based Awards – Equity:

On the Effective Date Executive will vest in the Target Level of any Performance-Based Awards of stock options, stock appreciation rights, shares of stock, shares of restricted stock or restricted stock units which are then unvested, irrespective of whether or to what extent the performance goal underlying such award has been or is likely to be achieved.

Stock Options and Stock Appreciation Rights

The cash value of any Performance-Based Award of stock options or stock appreciation rights which vest as provided above shall be the product of (i) the number of shares of the Company’s common stock that are subject to such stock options or stock appreciation rights, multiplied by (ii) the difference of: (a) the closing price of a share of the Company’s  common stock on the principal trading market of such shares as reported by The Wall Street Journal as of the Effective Date (or, if the market is closed on that date, on the last preceding date on which the market was open for trading; or, if the stock of the Company is not publicly traded as of such date, the fair market value of such stock, as determined by the Board in good faith), minus (b) the applicable exercise prices of such stock options or stock appreciation rights.

Stock, Restricted Stock or Restricted Stock Units

The cash value of any Performance-Based Award of stock, restricted stock, or restricted stock units which vest as provided above shall be the product of (i) the number of shares of the Company’s common stock represented by the award multiplied by (ii) the closing price of a share of the Company’s common stock on the principal trading market of such shares as reported by The Wall Street Journal as of the Effective Date (or, if the market is closed on that date, on the last preceding date on which the market was open for trading; or, if the stock of the Company is not publicly traded as of such date, the fair market value of such stock, as determined by the Board in good faith).

Performance-Based Awards – Cash:

On the Effective Date Executive will vest in any Performance-Based Awards of cash which are then unvested.  If and to the extent that the amount of a Performance-Based Award of cash was determined prior to the Effective Date but remains subject to further adjustment based on the achievement of performance goals over a performance period concluding after the Effective Date, such performance goals will be deemed to have been achieved at the Target Level, irrespective of whether or to what extent such goals are likely to be achieved, and the cash payment to Executive shall be equal to the amount determined prior to the Effective Date.  If and to the extent that the amount of a Performance-Based Award of cash was not determined prior to the Effective Date, such Performance-Based Award shall be deemed to have been earned at the Target Level in all respects, irrespective of whether or to what extent the underlying performance goals have been or are likely to be achieved.

Right of Board/Compensation Committee:

Notwithstanding anything in this Exhibit B seemingly to the contrary, the Board or the Compensation Committee thereof may, in its sole and absolute discretion (but subject to any limitations otherwise imposed under any plan approved by the Company’s shareholders), modify the calculation or determination of any award described in this Exhibit B so long as such modification is at least as beneficial to Executive as the calculation or determination provided for under this Exhibit B.

B-2